Exhibit 11


                    TEL-SAVE HOLDINGS, INC. AND SUBSIDIARIES
                       COMPUTATION OF NET INCOME PER SHARE
                                 (In thousands)



                                                                 For the Three Months                   For the Nine Months
                                                                 Ended September 30,                    Ended September 30,
                                                            -----------------------------------------------------------------------
                                                             1996               1995(A)                  1996              1995(A)
-----------------------------------------------------------------------------------------------------------------------------------
Net income                                                 $  7,032             $  2,519                 $14,467           $ 7,972
                                                            =======               =======                 =======           =======

PRIMARY

Weighted average common and common equivalent shares outstanding - Primary:

     Weighted average shares                                 29,049               14,825                  25,098            14,490
     Weighted average equivalent shares                       2,650                1,103                   2,171             1,077
                                                            --------              --------                -------          --------
     Weighted average common and common
     equivalent shares - Primary                           $ 31,699                15,928                 27,269            15,567
                                                            ========              ========                =======          ========

Net income per share - Primary                             $    .22             $     .16                    .53               .51
                                                            ========              ========               =========         ========

FULLY DILUTED

Weighted  average  common  and  common
     equivalent shares outstanding -
     Fully Diluted:

     Weighted average shares                                  29,049              14,825                  25,098            14,490
     Weighted average equivalent shares                        3,321               1,112                   2,991             1,091
                                                            --------             -------                 --------          --------
     Weighted average common and common
     equivalent shares - Fully Diluted                        32,370              15,937                  28,089            15,581
                                                            ========             =======                 =======           =======

Net income per share - Fully Diluted                        $    .22            $    .16                $    .52          $    .51
                                                            ========             ========               ========          ========



(A) Pro forma tax provisions have been calculated as if the Company's results of operations were taxable as a C corporation (the Company's current tax status) for the three and nine months ended September 30, 1995. Prior to September 20, 1995, the Company was an S corporation with all earnings taxed directly to its shareholders.